Exhibit 10.3

LAKELAND INDUSTRIES, INC.

2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

(Employee – Salary Election in Equity – 100% Portion)

This Restricted Stock Award Agreement (this “Agreement”) is made effective as of the Date of Grant specified below, by and between Lakeland Industries, Inc., a Delaware corporation (the “Company”), and the Participant specified below.

Participant	[Name]
Date of Grant	[Date]
Number of Shares of Restricted Stock	[ ] Shares
Vesting Schedule	Subject to Section 5 of this Agreement regarding early termination, vesting of the Restricted Stock shall be determined in accordance with Section 1(b) of this Agreement. The period over which the Restricted Stock vests is referred to as the “Award Period.”

The purpose of this Agreement is to establish a written agreement evidencing the Restricted Stock Award granted pursuant to the Lakeland Industries, Inc. 2017 Equity Incentive Plan, as amended to date (the “Plan”). All of the terms and conditions of the Plan are fully incorporated herein by reference. Unless the context clearly indicates otherwise, capitalized terms used but not defined herein will have the meaning given to such terms in the Plan.

1. Grant of Restricted Stock.

(a) Grant. Pursuant to Section 7 of the Plan, the Company hereby grants to the Participant on the Date of Grant set forth above, an Award of Restricted Stock (the “Award”), consisting of, in the aggregate, the number of shares of common stock, $0.01 par value per share, of the Company (the “Shares”) set forth above, as may be adjusted pursuant to Section 7(d) hereof, on the terms and conditions and subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. The grant of the Award of Restricted Stock is made in consideration of the services to be rendered by the Participant to the Company.

(b) Vesting. The Award shall vest in full on the first anniversary of the Date of Grant (the “Vesting Date”); provided that, the Participant provides continuous service as an employee to the Company through the Vesting Date, subject to provisions regarding earlier termination under Section 5 of this Agreement. The period over which the Restricted Stock vests is referred to as the “Award Period.”

2. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Award Period, the Restricted Stock and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Award Period shall be wholly ineffective.

3. Rights as Stockholder; Dividends. The Participant shall be the record owner of the Restricted Stock until the Shares are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including without limitation the right to vote such Shares and to accrue all dividends or other distributions payable with respect to such Restricted Stock until the end of the Award Period in accordance with the terms of the Plan. If the Participant forfeits any rights he or she has under this Agreement in accordance with Section 5, the Participant shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends on such Shares.

4. Taxes. The Participant has and will obtain independent legal and tax advice regarding this Agreement, the grant of the Restricted Stock hereunder. By executing this Agreement, the Participant hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against the Participant as a result of this Agreement. To the extent applicable, (i) the Company shall have the right, in its sole discretion, to deduct from any compensation paid to the Participant pursuant to the Plan, or the Participant may make arrangements satisfactory to the Company regarding the payment of, the amount of any required withholding taxes in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of any such withholding taxes; and (ii) the Committee may, in its sole discretion, permit a Participant to satisfy any minimum required withholding obligations (or such higher amount that would not have an adverse accounting effect) with Shares, including Shares that are part of the Restricted Stock Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements, and the Company will have the right to withhold and deduct any such taxes from any payment of any kind otherwise due to the Participant.

5. Effect of Termination of Employment or Service.

(a) Termination of Service for Any Reason Other Than for Cause. If the Participant’s service as an employee for the Company terminates for any reason other than a termination of employment by the Company for Cause prior to the end of the Award Period, the otherwise unvested Restricted Stock granted hereunder shall continue to vest over the Award Period in full and will vest on the date set forth in Section 1(b) of this Agreement.

(b) Termination of Service for Cause. If the Participant’s service as an employee is terminated by the Company for Cause, any Restricted Stock that is not vested on the date of such termination shall be forfeited.

6. Effect of Change in Control. In the event of a Change in Control, Section 3(d) of the Plan will govern the treatment of the Restricted Stock.

7. Miscellaneous.

(a) Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating any restrictions on transferability of the Shares issued pursuant to this Agreement, or any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal securities laws or any stock exchange on which the Shares are then listed or quoted.

(b) Section 409A. This Agreement is intended to either comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement either comply with Section 409A of the Code or are exempt therefrom and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(c) No Right to Continued Employment or Other Service. The Participant’s right, if any, to continue to serve the Company or any Affiliate of the Company as an employee or otherwise will not be enlarged or otherwise affected by the Plan or this Agreement. This Agreement does not restrict the right of the Company or any Affiliate to terminate the Participant’s employment or other service at any time.

(d) Adjustments. If any change is made to the outstanding shares of common stock of the Company or the capital structure of the Company, if required, the Shares shall be adjusted in any manner as contemplated by Section 3(c) of the Plan.

(e) Amendment. Subject to the provisions of the Plan and this Agreement, the Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s rights under this Agreement without the Participant’s consent.

(f) Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be addressed as follows: (i) if to the Company, to the Company’s principal executive office to the attention of its Chief Executive Officer (or such other Person as the Company may designate in writing from time to time or to the Chief Financial Officer in the case that the Chief Executive Officer is the Participant); and (ii) if to the Participant or his or her successor, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice or other communication will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail. A party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 7(f).

(g) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

(h) Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company in whole or in part at any time, in its discretion, subject to the provisions of Section 11 of the Plan. The grant of the Award of Restricted Stock in this Agreement does not create any contractual right or other right to receive any Awards of Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service with the Company.

(i) Impact on Other Benefits. Unless otherwise provided by the applicable plan or program, the value of the Participant’s Award of Restricted Stock is not part of his or her normal or expected compensation for purposes of calculating any applicable severance, retirement, welfare, insurance, or other employee benefit.

(j) Interpretation. This Agreement is subject to and controlled by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. This Agreement is the final, complete, and exclusive expression of the understanding between the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, between them relating to this Award or Agreement. In the event that any provision of this Agreement shall be held to be illegal or unenforceable, such provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect. As used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate to the context. Unless the context otherwise requires, references herein to a “Section” means a Section of this Agreement. Section headings contained herein are for convenience only and shall not alter any of the parties’ respective rights or obligations hereunder.

(k) Governing Law. This Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Alabama, without reference to principles of conflict of laws, and construed accordingly.

(l) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

(m) Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award of Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement.

(signature page immediately follows)

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first set forth above.

LAKELAND INDUSTRIES, INC.

By:
Name:
Title:

Participant

Name (print):